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                                                                     Exhibit 22


                                 Subsidiaries:


   PrimeEnergy Management Corporation, a New York corporation 100% owned by PrimeEnergy Corporation

   Prime Operating Company, a Texas corporation 100% owned by PrimeEnergy Corporation

   Eastern Oil Well Service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation

   Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation

   PrimeEnergy Depositary Corp., a New York corporation 100% owned by PrimeEnergy Management Corporation